EXHIBIT 10.1

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

dated as of

July 20, 2008

by and among

ZVUE CORPORATION,

EBAUM’S WORLD, INC.

and

ERIC’S UNIVERSE, INC.

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (the “Amendment No. 1”) is made and entered into as of July 20, 2008, by and among ZVUE Corporation (formerly known as Handheld Entertainment, Inc.), a Delaware corporation (“Parent”), eBaum’s World, Inc. (formerly known as EBW Acquisition, Inc.), a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), and Eric’s Universe, Inc. (formerly known as eBaum’s World, Inc.), a New York corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Parent, Purchaser and Seller entered into that certain Asset Purchase Agreement, dated as of August 1, 2007 (the “Asset Purchase Agreement”); and

WHEREAS, Parent, Purchaser and Seller have agreed, upon the following terms and conditions, to amend the Asset Purchase Agreement as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows, intending to be legally bound:

ARTICLE 1
DEFINITIONS

1.01  Defined Terms; References.  Unless otherwise specifically defined herein, each term used herein that is defined in the Asset Purchase Agreement shall have the meaning assigned to such term in the Asset Purchase Agreement.

ARTICLE 2
AMENDMENTS TO ASSET PURCHASE AGREEMENT

1.02  Purchase Price Provisions.  Section 1.08 of the Asset Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

1.08. Purchase Price. The total purchase price for the Assets (the “Purchase Price”) shall be up to $57,530,000 (a portion of which will be in Parent Common Stock, valued as specified herein), of which (i) $15,000,000 in immediately available funds has been paid to Seller as provided in clause (a) below, (ii) $7,500,000 in Parent Common Stock (valued as provided herein) was delivered at Closing to La Salle National Bank Association (the “Escrow Agent”) as provided in clauses (b) and (c) below and shall thereafter be payable to Seller as provided in clauses (c) and (d) below, (iii) $833,334 in immediately available funds has been paid to Seller as provided in clause (e) below, (iv) up to an additional $1,050,000 shall be paid to Seller or its designees as provided in clause (e) below; (v) $480,000 in cash and shares of Parent Common Stock (valued as provided herein), as provided in Section 3.01 of this Amendment No. 1, and (vi) up to an additional $32,666,666 (a portion of which will be in Parent Common Stock, valued as specified herein) shall be contingent consideration, payable as provided in Section 1.09. The Purchase Price shall be payable and/or deliverable as follows:

(a)  Seller hereby acknowledges and agrees that, on the Closing Date, an amount equal to (i) $14,250,000, was delivered to Seller in immediately available funds (the “Closing Cash Payment”); and (ii) the Deposit, reflecting $750,000 of the Purchase Price, was delivered by the escrow agent to Seller, as provided in Section 1.07;

(b)  Seller hereby acknowledges and agrees that, as of the Amendment Date, 663,529 Par B Shares have been released from escrow and delivered to Seller, and 1,327,076 Par B Shares are held in escrow by the Escrow Agent, pursuant to the Purchase Price Escrow Agreement, which Par B Shares cumulatively represent $5,000,000 of the Purchase Price;

(c)  Seller hereby acknowledges and agrees that, on the Closing Date, 1,635,056 shares of Parent Common Stock (the “Par C Shares”), which represent $2,500,000 of the Purchase Price, were delivered to the Escrow Agent. The Par C Shares were issued in the name of the Escrow Agent as of the Closing, are being held by the Escrow Agent, and shall be voted as directed by the Parent. The Par C Shares shall be delivered to Seller as follows:

(i)
one third (1/3) promptly after it is determined on any date on or prior to October 31, 2010, that the Designated Website Businesses have achieved at least $6,000,000 in gross revenue over the immediately preceding four consecutive calendar quarters but not including any quarter earlier than the third quarter of 2008;

(ii)
one third (1/3) promptly after it is determined on any date on or prior to October 31, 2010, that the Designated Website Businesses have achieved at least $7,000,000 in Net Revenue over the immediately preceding four consecutive calendar quarters but not including any quarter earlier than the third quarter of 2008; and

(iii)	one third (1/3) on October 31, 2012.

If at any time the Purchaser is managing different websites than those listed on Schedule 1.09(a) as of the date hereof, then the gross revenue amounts in clause (i) and/or the Net Revenue amounts in clause (ii) above shall be adjusted, by good faith negotiation between the parties, to reflect the equitable effect of such modification. The parties hereto shall execute a Joint Instruction to the Escrow Agent within five (5) Business Days following the satisfaction of a condition set forth in clauses (i), (ii) and/or (iii) above instructing it in such circumstances to deliver such shares to Seller.

(d)  after Closing, to Seller from the Escrow Agent pursuant to the Purchase Price Escrow Agreement, the Par B Shares, in twenty-three (23) installments. The first such payment was made on or about the last Business Day of the second full calendar month following the month in which the Closing Date occurred in an amount equal to one-twelfth of the Par B Shares. As of the Amendment Date, six (6) additional subsequent monthly installments each equal to one twenty-fourth of the Par B Shares have been paid on or about the last Business Day of each subsequent calendar month, and such payments shall be followed by sixteen (16) equal monthly installments to be paid on the last Business Day of each calendar month beginning on the earlier of: (A) the last Business Day of January, 2009; or (B) the last Business Day of the month after the month in which the Purchaser determines that it has earned $3,000,000 in Net Revenue over the immediately preceding two consecutive calendar quarters; provided, that (i) Purchaser’s obligation to make payments and effect deliveries pursuant to this section shall be subject to Purchaser’s right to withhold and/or set off against such payments or deliveries pursuant to Section 1.13 or a Claim made against the Bauman Guaranty pursuant to Section 1.12, and (ii) Seller may not dispose of or otherwise transfer any Par B Shares it may receive for a period of ninety (90) days following the Closing;

(e)  All payments under this Section 1.08(e) shall be designated as “Performance Earn Out Cash Payments.” Seller hereby acknowledges and agrees that, as of the Amendment Date, it has received two (2) payments, in an aggregate amount equal to $833,334. Three (3) additional payments of up to $350,000 each shall be paid to Seller (in cash or unregistered shares of Parent Common Stock at the Parent’s election, with any such shares valued based upon the VWAP for the last ten (10) trading days of the period after the date on which the applicable Performance Earn Out Cash Payment shall have been deemed earned and payable) with the first payment due within forty-five (45) days following December 31, 2008, the second payment due within forty-five (45) days following June 30, 2009 and the third payment due within forty-five (45) days following December 31, 2009. Notwithstanding the foregoing, (i) Purchaser’s obligation to make payments pursuant to this subsection (e) shall be subject to and conditioned upon successful achievement of the applicable “Targets” specified in Schedule 1.08(e), (ii) no amounts will be paid unless and until the applicable Target has been successfully achieved not later than June 30, 2010; and (iii) in the event any Target is not successfully achieved for the period for which it is scheduled on Schedule 1.08(e), payment of the related amount shall be suspended until such time, if any, as the Target is met, but any payment for which any applicable Target has not been met by June 30, 2010, shall be forfeited;

(f)  Up to $32,666,666 in additional consideration (all or a portion of which shall be payable in Parent Common Stock, valued as specified herein) shall be paid to Seller pursuant to Section 1.09; and

(g)  The Seller and the Purchaser agree to renegotiate the Targets in good faith prior to September 30, 2008, and to amend Schedule 1.08(e) to reflect any revised Targets agreed to by each of them, but the existing Targets shall remain in effect until any such revised Targets are so agreed by the parties in writing.

2.02  Earn Out Provisions. Section 1.09 of the Asset Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

1.09 Earn Out.

(a)  As partial consideration for the Assets, Purchaser shall pay and deliver to Seller the Annual Earn Out Payment for each year in the Earn Out Period (collectively, the “Earn Out Payments”), payable in additional amounts of cash, promissory notes and/or shares of Parent Common Stock as provided herein, up to a maximum aggregate amount intended to represent $32,666,666 in value, dependent upon the operating and financial performance of the Business during calendar years 2008, 2009, 2010, 2011, and 2012 (collectively, the “Earn Out Period”) (refer to Schedule 1.09 for an illustrative example). The “Annual Earn Out Payment” for each calendar year in the Earn Out Period shall be an amount equal to (x) the Earn Out Period Valuation, calculated as of the date that is the last day of each such calendar year, minus (y) the Cumulative Consideration, calculated as of the calculation date of the Annual Earn Out Payment.

(b)  Each Annual Earn Out Payment shall be payable by Purchaser to Seller on any date (the “Earn Out Payment Date”) designated by Purchaser that falls within one hundred twenty (120) days after the end of each calendar year of the Earn Out Period, subject, in each case, to the following:

(i)
an amount equal to forty percent (40%) of the Annual Earn Out Payment payable on such Earn Out Payment Date shall be paid to Seller in cash in immediately available funds; provided, that, if Purchaser, in its reasonable discretion, determines that (x) the amount of such cash payment of the Annual Earn Out Payment is greater than fifty percent (50%) of Purchaser’s Net Current Assets, calculated as of the Earn Out Payment Date, or (y) paying the cash portion of the Annual Earn Out Payment would materially adversely impact Purchaser’s financial condition, then: (A) an amount equal to twenty percent (20%) of the Annual Earn Out Payment payable on such Earn Out Payment Date shall be paid to Seller in cash in immediately available funds, and (B) on such Earn Out Payment Date, Purchaser shall issue a promissory note (the “Earn Out Promissory Note”) in favor of Seller for an amount equal to twenty percent (20%) of the Annual Earn Out Payment payable on such Earn Out Payment Date. The Earn Out Promissory Note shall be issued in form and substance satisfactory to Seller, in substantially the form of Exhibit P; and

(ii)
an amount equal to sixty percent (60%) of the Annual Earn Out Payment payable on such Earn Out Payment Date shall be paid to Seller by delivery of that number of shares of Parent Common Stock as are necessary such that the value of shares in Parent Common Stock delivered to Seller is equal to sixty percent (60%) of such Annual Earn Out Payment; provided, that, Purchaser shall value such shares at the VWAP over the ten (10) trading days immediately preceding the final day of each Earn Out Period.

(c)  Within ninety (90) days after the end of each calendar year of the Earn Out Period, Purchaser shall deliver to Seller a written statement setting forth in sufficient detail the calculation and supporting details thereof of the Annual Earn Out Payment, if any, for such calendar year (the “Earn Out Statement”). If Seller does not object in writing to the calculation of the Annual Earn Out Payment, if any, for such calendar year within twenty (20) days after Seller’s receipt of the applicable Earn Out Statement, the calculation set forth in such Earn Out Statement shall be deemed final and conclusive. In the event that Seller objects in writing to the calculation of the Annual Earn Out Payment, if any, set forth in an Earn Out Statement within such twenty (20) day period, Purchaser and Seller shall promptly meet and endeavor to reach agreement as to the calculation. If Purchaser and Seller reach agreement on the calculation, it will become final and conclusive. If Purchaser and Seller are unable to reach agreement within ten (10) days after delivery of Seller’s written objection to an Earn Out Statement, then an Independent Registered Public Accounting Firm will promptly be retained to undertake a review of such Earn Out Statement and to determine the calculation of the Annual Earn Out Payment, if any, which determination will be made as quickly as possible. In resolving any disputed item, the Independent Registered Public Accounting Firm may not assign a value or amount to such item greater than the greatest value or amount for such item claimed by either party or lower than the lowest value or amount for such item claimed by either party, in each case as presented to the Independent Registered Public Accounting Firm. The determination of the Independent Registered Public Accounting Firm will be final and binding, and payment of the Annual Earn Out Payment, if any, based on such calculation will be made by Purchaser within ten (10) days after its determination by the Independent Registered Public Accounting Firm. The fees and expenses of the Independent Registered Public Accounting Firm shall be borne by Purchaser if the Independent Registered Public Accounting Firm determines that any payment set forth in the Earn Out Statement should be adjusted by five percent (5%) or more; otherwise, such fees shall be borne by Seller. The revised Earn Out Statement delivered by the Independent Registered Public Accounting Firm shall be final and binding upon Purchaser and Seller and shall not be subject to challenge or appeal by either party.

(d) In the event that any Earn Out Payments payable in cash are not timely paid, such amounts shall bear interest at the rate of 1.5% per month for a maximum of nine (9) months, and one-half of one percent (0.5%) per month thereafter or, if lesser, the maximum amount permitted by law.

(e) In the event that, prior to the expiration of the Earn Out Period, (i) all or substantially all of the assets of Purchaser are sold, transferred or assigned, (ii) fifty percent (50%) or more of the voting capital stock of Purchaser is sold, transferred or assigned to an unaffiliated third party in a single transaction or a series of transactions, (iii) Purchaser is merged with or into another entity such that Purchaser is not the surviving entity nor the owner of greater than fifty percent (50%) of the voting equity interests of such surviving entity, (iv) Purchaser materially changes the operation of, or ceases to conduct, the Business in substantially the same manner as conducted as of the date of this Agreement, (v) the Parent Common Stock is delisted from the NASDAQ Stock Market, and not listed on a recognized national stock exchange or over-the-counter market within sixty (60) days, or is the subject of any delisting notice or action which is not dismissed or discharged within sixty (60) days, or (vi) the Purchaser terminates the employment of Eric Bauman without “Cause,” as that term is defined in his Employment Agreement (any of the foregoing, an “Acceleration Event”), then an amount equal to $32,666,666 less the Cumulative Consideration previously paid shall become immediately due and payable to Seller. In such event, the number of shares of Parent Common Stock to be delivered in satisfaction of such unpaid Earn Out Payments shall be equal to (A) the amount of such unpaid Earn Out Payments to be paid in shares of Parent Common Stock, divided by (B) the closing price of the Parent Common Stock on the NASDAQ Stock Market (or such other securities exchange or trading market where the Parent Common Stock is then traded) on the day immediately preceding the day on which the Acceleration Event is publicly announced.

2.03  Pledge.  Section 1.10 of the Asset Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

1.10 Pledge. In order to secure to Seller any payments of Par B Shares, Par C Shares, Performance Earn Out Cash Payments, Earn Out Payments, and any payments under the Earn Out Promissory Note, whether or not earned, which may be or become due to Seller (the “Protected Payments”), Parent shall grant to Seller a pledge of all of the issued and outstanding capital stock of Purchaser, specified in the Pledge Agreement executed as of October 31, 2007, which shall remain in effect for the period during which the Protected Payments remain unissued or unpaid. A form of the Pledge Agreement appears as Exhibit 1.10(a) hereto. Parent shall have the right at any time to replace the pledge of Purchaser capital stock with a cash escrow account to be held by the Escrow Agent, in an amount equal to the then remaining balance of the Protected Payments; a form of escrow agreement pursuant to which such cash escrow would be held is attached hereto as Exhibit 1.10(b) (the “Protected Payments Escrow Agreement”). Any Protected Payments not made when due shall bear interest thereon at the rate of one and one-half percent (1.5%) per month up to a maximum of nine (9) months, and one-half percent (0.5%) per month thereafter or, if lesser, the maximum amount permitted by law, from the date such payment was otherwise due until the date such payment is made in full.

2.04  First Year Revenues. Section 4.07 of the Asset Purchase Agreement is hereby amended by deleting it in its entirety.

2.05  Definitions.

(a) Section 10.12 of the Asset Purchase Agreement is hereby amended by adding the following definitions, in alphabetical order:

“Amendment Date” shall mean July 20, 2008.

“Amendment No. 1” shall mean that certain Amendment No. 1 to the Asset Purchase Agreement, dated as of the Amendment Date, entered into by Seller, Purchaser and Parent.

“Annual Earn Out Cash Flow” means, with respect to any period, an amount equal to (a) Net Income of the Designated Website Businesses for such period, plus (b) the amount of all depreciation and amortization expenses and stock-based compensation expenses related to the Designated Website Businesses, but only to the extent deducted in the determination of Net Income of the Designated Website Businesses for such period, minus (c) the amounts spent by the Designated Website Businesses for equipment, fixed assets, real property or improvements or for replacements or substitutions therefore or additions thereto, in connection with the operation of the Designated Website Businesses, and which are or would be set forth as additions to the Designated Website Businesses’ property in the Designated Website Businesses’ financial statements, and minus (d) the aggregate amount of any accounts receivable of the Designated Website Businesses that are older than seventy five (75) days.

“Annual Earn Out Payment” shall have the meaning assigned to such term in Section 1.09.

“Cumulative Consideration” means, as of any calculation date, an amount equal to (a) the aggregate of any and all amounts, whether in cash, promissory notes, shares, or otherwise, that Seller has received, or has irrevocably earned but not yet received, pursuant to, and in accordance with, the Agreement and this Amendment No. 1, including, but not limited to the Initial Consideration minus (b) the aggregate of any and all amounts, whether in cash, promissory notes, shares, or otherwise that Seller has received, or has irrevocably earned but not yet received, pursuant to, and in accordance with, the Agreement and this Amendment No. 1, as compensation for any services provided by Seller pursuant to, and in accordance, with the Agreement, including, but not limited to, salaries, bonuses, and other payments made pursuant to the Employment Agreements or any other similar document. For purposes of this calculation, any non-cash items shall have the value given to such non-cash items in accordance with the Agreement and this Amendment No. 1, and in no event shall such non-cash items be valued on any other basis.

“Designated Website Businesses” means, collectively, (a) the Business, and (b) the other websites listed on Schedule 1.09(a).

“Earn Out Period Valuation” means, as of any calculation date, the sum of (a) with respect to, and including, the first $5,000,000 of Annual Earn Out Cash Flow calculated as of such date, an amount equal to the product of (x) the amount of Annual Earn Out Cash Flow, up to $5,000,000, multiplied by (y) seven (7), and (b) with respect to any amount of Annual Earn Out Cash Flow, calculated as of such date, that exceeds $5,000,000, an amount equal to the product of (x) the amount of any such excess, multiplied by (y) five (5).

“Earn Out Promissory Note” shall have the meaning assigned to such term in Section 1.09(b)(i).

“Net Income” means, with respect to any period, the net income (or loss) of the Designated Website Businesses for such period, after eliminating all offsetting debits and credits among the Designated Website Businesses; provided, that the following shall be excluded:

(a) the income (or loss) of any Designated Website Business accrued prior to the date it becomes a Designated Website Business or is merged into or consolidated with any Designated Website Business, and the income (or loss) of any Designated Website Business, substantially all of the assets which have been acquired in any manner, realized by such Designated Website Business prior to the date of acquisition;

(b) the income (or loss) of any Person in which a Designated Website Business has an ownership interest, except to the extent that any such income has been actually received by such Designated Website Business in the form of cash dividends or similar cash distributions;

(c) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period;

(d) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, conversion, exchange, or other disposition of capital assets (such term to include, without limitation, (i) all non-current assets and, without duplication, (ii) the following, whether or not current: all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all Securities);

(e) any gains resulting from any write-up of any assets (but not any loss resulting from any write-down of any assets); and

(f) any gain arising from the acquisition of any Security, or the extinguishment of any indebtedness of any Designated Website Business;

provided, further, that, for purposes of this definition, Net Income shall be calculated based on the financial statements prepared by Purchaser’s independent accountants for each Designated Website Business that is listed on the most current Schedule 1.09(a), and shall include allocations of general administration and overhead costs and expenses for each such Designated Website Business.

“Net Revenue” shall mean gross revenue of the Designated Website Businesses less commissions and fees paid to advertising agencies, networks, partners and/or content providers.

“Security” shall have the meaning assigned to such term in section 2(1) of the Securities Act.

“VWAP” means, as of any calculation date, the Volume Weighted Average Price of the Parent Common Stock for the designated period, based on the value of such shares as it appears on the Bloomberg Screen of Purchaser on such date.

(b)  The definitions of Initial Consideration, Par B Shares, and Purchase Price Escrow Agreement, set forth in Section 10.12 of the Asset Purchase Agreement, are each hereby amended by deleting it in its entirety and replacing it with the following:

“Initial Consideration” shall have the meaning assigned to such term in Section 3.01 of this Amendment No. 1.

“Par B Shares” means such number of shares of Parent Common Stock representing $5,000,000 of value as of the Closing, as provided in Section 1.08(b).

“Purchase Price Escrow Agreement” means that certain escrow agreement entered into as of October 31, 2007 by and among the Purchaser, the Seller and LaSalle Bank National Association, as escrow agent.

(c)  The definitions of Annual Earn Out Amount, Annual Earn Out Payable, Base Year EBITDA, Cumulative Earn Out Potential, Cumulative Earn Out Value, Designated CPM, Earn Out Basis, First Guaranteed Revenue Period, First Year Revenues, Minimum Pro Forma Earn Out EBITDA, Pro Forma Earn Out EBITDA, Pro Forma Earn Out Net Revenue, Pro Forma Earn Out Operating Expenses, and Second Guaranteed Revenue Period, set forth in Section 10.12 of the Asset Purchase Agreement, are each hereby amended by deleting it in its entirety.

2.06  Earn Out Promissory Note. The Agreement is hereby amended by adding a new Exhibit P to the Agreement, in the form attached hereto as Annex A.

2.07  Schedule 1.08(e). Schedule 1.08(e) of the Agreement is hereby amended by deleting it in its entirety and replacing it with a new Schedule 1.08(e), as attached hereto as Annex B.

2.08 Schedule 1.09. Schedule 1.09 of the Agreement is hereby amended by deleting it in its entirety and replacing it with a new Schedule 1.09, as attached hereto as Annex C.

2.09  Schedule 1.09(a). The Agreement is hereby amended by adding a new Schedule 1.09(a) to the Agreement, in the form attached hereto as Annex D.

ARTICLE 3

EFFECTIVENESS; WAIVERS

3.01  Initial Consideration.  As consideration for the parties executing this Amendment No. 1 and as part of the Purchase Price (the “Initial Consideration”), Purchaser shall deliver:

(a)  $400,000 as follows:

(i)	$250,000 shall be paid to Seller in immediately available funds within two (2) Business Days of the date hereof; and

(ii)
$150,000 shall be paid to Seller in immediately available funds in five (5) equal monthly installments of $30,000 each, with such payments commencing on August 20, 2008, with each subsequent payment made on the twentieth (20th) of each such successive month.

In the event of the sale by the Parent of its personal media player business for aggregate cash consideration in an amount not less than $2,000,000, the total amount of the outstanding installment payments to be paid pursuant to Section 3.01(a)(ii) above shall be due and payable within five (5) Business Days of the closing of such sale.

(b)  Within two (2) Business Days of the date hereof, 250,000 shares of Parent Common Stock to Eric Bauman, which such shares of Parent Common Stock shall be deemed to have a value equal to $40,000; and

(c)  Within two (2) Business Days of the date hereof, 250,000 shares of Parent Common Stock to Neil Bauman, which such shares of Parent Common Stock shall be deemed to have a value equal to $40,000.

3.02  Waiver by Seller. Seller hereby waives, to the fullest extent permitted by law, any rights that it may have to claim and receive any amounts that were due and unpaid pursuant to the Agreement, prior to its amendment hereby, but that no longer remain due as a result of this Amendment No. 1.

3.03 No Further Obligations. Each of the parties hereby acknowledges and agrees that none of the parties shall have any further obligations to make any adjustments or payments pursuant to, or in accordance with, Section 1.11 of the Agreement.

ARTICLE 4
MISCELLANEOUS

4.01  No Other Amendments; Ratification. Except as expressly amended herein, the terms of the Asset Purchase Agreement shall remain in full force and effect; and each of the parties hereby ratifies, confirms and agrees that the Asset Purchase Agreement shall remain in full force and effect, as amended hereby.

4.02  Limitation on Agreements. The amendments set forth herein are limited precisely as written and shall not be deemed: (a) to be a consent under or waiver of any other terms or condition in the Asset Purchase Agreement, or (b) to prejudice any right or rights which the Seller, Parent or Purchaser now have or may have in the future under, or in connection with the Asset Purchase Agreement, as amended hereby, or any of the other documents referred to herein or therein. From and after the date of this Amendment No. 1, all references to the Asset Purchase Agreement shall be deemed to be references to the Asset Purchase Agreement, after giving effect to this Amendment No. 1, and each reference to “hereof”, “hereunder”, or “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference in the Asset Purchase Agreement shall from and after the date hereof refer to the Asset Purchase Agreement as amended hereby.

4.03  Counterparts. This Amendment No. 1 may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to all of the other parties, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by email delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

4.04  Governing Law.  This Amendment No. 1 shall be construed and enforced in accordance with and governed by the law of the State of New York without regard to any provision thereof that would allow or require the application of the law of any other jurisdiction. The parties hereby agree that any dispute between or among them arising out of or in connection with this Amendment No. 1 shall be adjudicated before the courts of the State of New York, New York County, or, if any party has or can acquire jurisdiction, before the United States District Court for the Southern District of New York, and they hereby submit to the jurisdiction of such courts (and the appropriate appellate courts), with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such courts or respecting the fact that such courts are an inconvenient forum, relating to or arising out of this Amendment No. 1, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth above or such other address as the undersigned shall furnish in writing to the other.

(Remainder of this page left blank intentionally. Next page is signature page.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed by their respective authorized officers effective as of the day and year first above written but executed on the dates set forth below.

PURCHASER:

EBAUM’S WORLD, INC.

By: /s/ Jeff Oscodar
Name: Jeff Oscodar
Title: President & CEO

PARENT:

ZVUE CORPORATION

By: /s/ Jeff Oscodar
Name: Jeff Oscodar
Title: President & CEO

SELLER:

ERIC’S UNIVERSE, INC.

By: /s/ Eric Bauman
Name: Eric Bauman
Title: President